SHAREHOLDER MEETING  Unaudited

On February 9, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

Proposal No. 1:
The twelve persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify.

         NOMINEE                                     FOR                        WITHHELD                  TOTAL
         William L. Armstrong                        602,652,432                14,822,546                617,474,978
         Robert G. Avis                              601,923,405                15,551,573                617,474,978
         George C. Bowen                             602,554,367                14,920,611                617,474,978
         Edward L. Cameron                           602,752,122                14,722,856                617,474,978
         Jon S. Fossel                               601,640,833                15,834,145                617,474,978
         Sam Freedman                                602,077,057                15,397,921                617,474,978
         Raymond J. Kalinowski                       601,287,118                16,187,860                617,474,978
         C. Howard Kast                              601,379,681                16,095,297                617,474,978
         Robert M. Kirchner                          599,953,298                17,531,680                617,474,978
         Bridget A. Macaskill                        602,221,254                15,253,724                617,474,978
         F. William Marshall                         602,099,462                15,375,516                617,474,978
         James C. Swain                              601,929,254                15,545,724                617,474,978

                  FOR                       AGAINST                    ABSTAIN                   TOTAL
Proposal No. 2:
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Trust for the fiscal year beginning July 1, 2000.

                  587,411,709                6,883,530                 23,179,739                617,474,978

Proposal No. 3:
Approval of the elimination of to the Trust's fundamental investment restriction on investing in any securities not discussed in its prospectus or Statement of Additional Information.

                  483,422,671               96,518,077                 37,534,230                617,474,978

Proposal No. 4:
Approval of the amendment to the Trust's fundamental investment restriction on investing in debt securities having a maturity greater than one year.

                  514,851,008               65,083,341                 37,540,629                617,474,978


Proposal No. 5:
Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

                  474,829,646               87,125,506                 55,519,826                617,474,978
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